                                      Filed Pursuant to Rule 424(b)(1)
                                      Registration Statement No. 333-43903


                                1,037,911 SHARES

                            HARMONIC LIGHTWAVES, INC.

                                  COMMON STOCK

                             ----------------------


        This Prospectus relates to the public offering, which is not being underwritten, of up to 1,037,911 shares (the "Shares") of Common Stock, $0.001 par value per share (the "Common Stock"), of Harmonic Lightwaves, Inc. ("Harmonic" or the "Company"). The Shares are outstanding shares that may be sold from time to time by or on behalf of certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders acquired the Shares in private transactions in which the Company acquired all of the outstanding stock of N.M. New Media Communication Ltd. ("NMC").

        The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        On January 2, 1998, the closing bid price of the Company's Common Stock on the Nasdaq National Market was $11.50 per share. The Common Stock is traded under the Nasdaq symbol "HLIT."

                                      ----------------------

        The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                             ----------------------

          SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR A DISCUSSION OF
              RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                    PURCHASERS OF THE SHARES OFFERED HEREBY.

                             ----------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                The date of this Prospectus is January 14, 1998

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, it files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is quoted on the Nasdaq National Market, and the reports, proxy statements and other information referred to above can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


                             ADDITIONAL INFORMATION

        The Company has filed with the Commission a registration statement on Form S-3, including this Prospectus and other information (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement"), under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any document referred to are not necessarily complete. With respect to each such document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Commission (File No. 0-25826) pursuant to the Exchange Act are incorporated by reference in this
Prospectus:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed with the Commission on March 28, 1997 and Amendment No. 1 to the Company's Annual Report on Form 10-K/A filed with the Commission on April 30, 1997;

        2. The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 1997, June 27, 1997 and September 26, 1997 filed with the Commission on May 12, 1997, August 11, 1997 and November 10, 1997, respectively;

        3. The Company's Current Reports on Form 8-K dated and filed with the Commission on September 29, 1997 and January 6, 1998, respectively; and

        4. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 7, 1995, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus.

        Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be submitted to Robin N. Dickson, Chief Financial Officer, at the principal executive offices of the Company in writing at Harmonic Lightwaves, Inc., 549 Baltic Way, Sunnyvale, California 94089 or by telephone at (408) 542-2500.

                                   THE COMPANY

        Harmonic Lightwaves, Inc. is a worldwide supplier of highly integrated fiber optic transmission, digital headend and element management systems for the delivery of interactive services over broadband networks. The Company designs, manufactures and markets optical transmitters, nodes, receivers, digital video compression and modulation equipment and element management hardware and software. These products are used by major communications providers, such as cable television operators, in bi-directional networks.

        The Company was initially incorporated in California in June 1988 and reincorporated into Delaware in May 1995. The Company's principal executive offices are located at 549 Baltic Way, Sunnyvale, California 94089. Its telephone number at that address is (408) 542-2500. As used in this Prospectus, references to the "Company," "Harmonic" or the "Registrant" include Harmonic Lightwaves, Inc. and its subsidiaries.

                                  RISK FACTORS

        This Prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this Prospectus.

        The following risk factors should be considered in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 1997, June 27, 1997 and September 26, 1997, and the other information included and incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby.

        Potential Fluctuations in Future Operating Results. The Company's operating results have fluctuated and may continue to fluctuate in the future, on an annual and a quarterly basis, as a result of a number of factors, many of which are outside of the Company's control, including the level of capital spending in the cable television industry, changes in the regulatory environment, changes in market demand, the timing of customer orders, competitive market conditions, lengthy sales cycles, new product introductions by the Company or its competitors, market acceptance of new or existing products, the cost and availability of components, the mix of the Company's customer base and sales channels, the mix of products sold, development of custom products, the level of international sales and general economic conditions. In addition, in each of the first three quarters of 1997, the Company recognized a substantial portion of its revenues in the last month of the quarter. The Company establishes its expenditure levels for product development and other operating expenses based on projected sales levels, and expenses are relatively fixed in the short term. Accordingly, variations in timing of sales can cause significant fluctuations in operating results. In addition, because a significant portion of the Company's business is derived from orders placed by a limited number of large customers, the timing of such orders can also cause significant fluctuations in the Company's operating results. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall.

        Dependence on Key Customers and End Users. Historically, a substantial majority of the Company's sales have been to relatively few customers. Sales to the Company's ten largest customers in 1995, 1996 and the first nine months of 1997 accounted for approximately 80%, 72% and 59%, respectively, of its net sales. Due in part to the consolidation of ownership of domestic cable television systems, the Company expects that sales to relatively few customers will continue to account for a significant percentage of net sales for the foreseeable future. Harmonic has adopted a strategy to sell to major domestic customers through its own direct sales force and expects that domestic OEM and distributor revenues will be a smaller percentage of net sales in 1997 and beyond than they have been in prior years. Substantially all of the Company's sales are made on a purchase order basis, and none of the Company's customers has entered into a long-term agreement requiring it to purchase the Company's products. The loss of, or any reduction in orders from, a significant customer would have a material adverse effect on the Company's business and operating results.

        Dependence on Cable Television Industry Capital Spending. To date, substantially all of the Company's sales have been derived, directly or indirectly, from sales to cable television operators. Demand for the Company's products depends to a significant extent upon the magnitude and timing of capital spending by cable television operators for constructing, rebuilding or upgrading their systems. The capital spending patterns of cable television operators are dependent on a variety of factors, including access to financing, cable television operators' annual budget cycles, the status of federal, local and foreign government regulation of telecommunications and television broadcasting, overall demand for cable television services, competitive pressures (including the availability of alternative video delivery technologies such as satellite broadcasting), discretionary customer spending patterns and general economic conditions. The Company believes that the consolidation of ownership of domestic cable television systems, by acquisition and system exchanges, together with uncertainty over regulatory issues, particularly the debate over the provisions of the Telecommunications Act of 1996, caused delays in capital spending by major domestic MSOs during the second half of 1995 and first quarter of 1996. The Company's net sales in the third quarter of 1997 were adversely affected by a slow-down in spending by cable television operators. In addition, cable television capital spending can be subject to the effects of seasonality, with fewer construction and upgrade projects typically occurring in winter months and otherwise being affected by inclement weather.

        Highly Competitive Industry. The market for cable television transmission equipment is extremely competitive and has been characterized by rapid technological change. Most of the Company's competitors are substantially larger and have greater financial, technical, marketing and other resources than the Company. Many of such large competitors are in a better position to withstand any significant reduction in capital spending by cable television operators. In addition, many of the Company's competitors have more long standing and established relationships with domestic and foreign cable television operators than does the Company. There can be no assurance that the Company will be able to compete successfully in the future or that competition will not have a material adverse effect on the Company's business and operating results.

        Rapid Technological Change. The market for the Company's products is relatively new, making it difficult to accurately predict the market's future growth rate, size and technological direction. In view of the evolving nature of this market, there can be no assurance that cable television operators, telephone companies or other suppliers of broadband services will not decide to adopt alternative architectures or technologies that are incompatible with the Company's products, which would have a material adverse effect on the Company's business and operating results.

        The broadband communications markets are characterized by continuing technological advancement. To compete successfully, the Company must design, develop, manufacture and sell new products that provide increasingly higher levels of performance and reliability. As new markets for broadband communications equipment continue to develop, the Company must successfully develop new products for these markets in order to remain competitive. For example, to compete successfully in the future, the Company believes that it must successfully develop and introduce products that will facilitate the processing and transmission of digital signals over optical networks. While the Company has announced and demonstrated initial products for digital applications, there can be no assurance that the Company will successfully complete development of, or successfully introduce, products for digital applications, or that such products will achieve commercial acceptance. In addition, in order to successfully develop and market its planned products for digital applications, the Company may be required to enter into technology development or licensing agreements with third parties. Although many companies are often willing to enter into such technology development or licensing agreements, there can be no assurance that such agreements will be negotiated on terms acceptable to the Company, or at all. The failure to enter into technology development or licensing agreements, when necessary, could limit the Company's ability to develop and market new products and could have a material adverse effect on the Company's business and operating results.

        The failure of the Company to successfully develop and introduce new products that address the changing needs of the broadband communications market could have a material adverse effect on the Company's business and operating results. In addition, there can be no assurance that the successful introduction by the Company of new products will not have an adverse effect on the sales of the Company's existing products. For instance, an emerging trend in the domestic market toward narrowcasting (targeted delivery of advanced services to small groups of subscribers) is causing changes in the network architectures of some cable operators. This may have the effect of changing the Company's product mix toward lower price transmitters, which could adversely affect the Company's gross margins.

        Management of Growth; Acquisition of NMC. The growth in the Company's business has placed, and is expected to continue to place, a significant strain on the Company's limited personnel, management and other resources. Through its acquisition of NMC in January 1998, the Company increased the scope of its product line to include broadband, high-speed data delivery software and hardware and increased the scope of its international operations in Israel. The acquisition of NMC involves numerous risks and challenges, including: difficulties in the assimilation of operations, research and development efforts, products, personnel and cultures of the acquired companies; the potential adverse effects of the acquisition on relationships with customers, distributors, suppliers and other business partners of the two companies; dependance on communications industry capital spending; the dependence on the evolution of wireless and satellite broadband services; regulatory developments; rapid technological change; the highly competitive nature of the telecommunications industry; the Company's ability to successfully develop, manufacture and gain market acceptance of the products of NMC; the ability to manage geographically remote units; the integration of the acquired companies' management information systems with those of the Company; potential adverse short-term effects on the Company's operating results; the amortization of acquired intangible assets; the risk of entering emerging markets in which the Company has limited or no direct experience; and the potential loss of key employees of the acquired companies. The Company's future operating results will depend on its ability to successfully integrate NMC and implement operating, manufacturing and financial procedures and controls, to improve coordination among different operating functions, to strengthen management information and telecommunications systems and to continue to attract, train and motivate additional qualified personnel in all areas. There can be no assurance that the Company will be able to manage these activities and implement these additional systems and controls successfully, and any failure to do so could have a materially adverse effect upon the Company's operating results. In addition, the acquisition of NMC has resulted in significant additional working capital requirements. While the Company believes that it currently has sufficient funds to finance its operations for at least the next twelve months, to the extent that such funds are insufficient to fund the Company's activities, including any potential acquisitions, the Company may need to raise additional funds through public or private equity or debt financing from other sources. The sale of additional equity or convertible debt may result in additional dilution to the Company's stockholders and such securities may have rights, preferences or privileges senior to those of the Common Stock. There can be no assurance that additional equity or debt financing will be available or that if available it can be obtained on terms favorable to the Company or its stockholders.

        Sole or Limited Sources of Supply. Certain components and subassemblies necessary for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. The reliance on sole or limited suppliers and the Company's increasing reliance on subcontractors involve several risks, including a potential inability to obtain an adequate supply of required components or subassemblies and reduced control over pricing, quality and timely delivery of components or subassemblies. The Company does not maintain long-term agreements with any of its suppliers or subcontractors. An inability to obtain adequate deliveries or any other circumstance that would require the Company to seek alternative sources of supply could affect the Company's ability to ship its products on a timely basis, which could damage relationships with current and prospective customers and could have a material adverse effect on the Company's business and operating results. The Company believes that investment in inventories will constitute a significant portion of its working capital in the future. As a result of such investment in inventories, the Company may be subject to an increasing risk of inventory obsolescence in the future, which would materially and adversely affect its business and operating results.

        Risks of International Operations. Sales to customers outside of the United States in 1995, 1996 and the first nine months of 1997 represented 65%, 57% and 61% of net sales, respectively, and the Company expects that international sales will continue to represent a substantial portion of its net sales for the foreseeable future. In addition, the Company has an Israeli subsidiary that engages primarily in research and development. International operations are subject to a number of risks, including changes in foreign government regulations and telecommunications standards, export license requirements, tariffs and taxes, other trade barriers, fluctuations in currency exchange rates, difficulty in collecting accounts receivable, difficulty in staffing and managing foreign operations and political and economic instability. While international sales are typically denominated in U.S. dollars, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. Payment cycles for international customers are typically longer than those for customers in the United States. There can be no assurance that foreign markets will continue to develop or that the Company will receive additional orders to supply its products for use in foreign broadband systems. In recent weeks, certain Asian currencies have devalued significantly in relation to the U.S. dollar. The Company is currently evaluating the effect of recent developments in Asia on the Company's business, and there can be no assurance that the Company's sales in Asia will not be materially adversely affected by such developments.

        Volatility of Stock Price. The trading price of Harmonic Common Stock has historically been subject to wide fluctuations in response to quarterly variations in financial performance, shortfalls in revenue or earnings from levels forecast by securities analysts, changes in estimates by such analysts, market conditions in the computer software or hardware industries, product introductions by Harmonic or its competitors, announcements of extraordinary events such as acquisitions or litigation or general economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and emerging growth companies, often unrelated to the operating performance of the specific companies. There can be no assurance that such fluctuations in Harmonic's Common Stock price will not continue in the future.

        Effect of Certain Provisions; Anti-Takeover Effects of Certificate of Incorporation, Bylaws and Delaware Law; Limitation of Liability of Directors. The Harmonic Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of Harmonic Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Harmonic. Further, certain provisions of Delaware law and Harmonic's Certificate of Incorporation and Bylaws could delay or make more difficult a merger, tender offer or proxy contest involving Harmonic. While such provisions are intended to enable the Harmonic Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of Harmonic Common Stock in the future. In addition, Harmonic's Certificate of Incorporation provides that its directors shall not be personally liable to Harmonic or its stockholders for monetary damages in the event of a breach of fiduciary duty to the extent permitted by Delaware law.

                              SELLING STOCKHOLDERS

        The following table lists the Selling Stockholders, the number of shares of the Company's Common Stock which each owned or had the right to acquire as of January 5, 1998, the number of shares of the Company's Common Stock expected to be sold by each, and the number and the percentage of the shares of the Company's Common Stock which each will own or have the right to acquire after the offering pursuant to the Registration Statement, assuming the sale of all the Shares expected to be sold. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

        The Shares being offered by the Selling Stockholders were acquired from the Company in connection with the Company's acquisition of all of the outstanding stock of NMC. The Acquisition was accomplished pursuant to the terms of a Stock Purchase Agreement, dated September 16, 1997, as amended, whereby all issued and outstanding shares of stock of NMC were exchanged for an aggregate of 1,037,911 shares of the Company's Common Stock.

        The Company has filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use reasonable efforts to keep such Registration Statement effective for up to two (2) years from the date of effectiveness of the Registration Statement on Form S-3, of which this Prospectus forms a part, subject to certain restrictions, or, if earlier, until the distribution contemplated in this Prospectus has been completed.

        The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                         NUMBER OF SHARES OF               NUMBER OF SHARES OF
                                            COMMON STOCK      NUMBER OF    COMMON STOCK TO BE  PERCENTAGE
                                         BENEFICIALLY OWNED  SHARES TO BE  BENEFICIALLY OWNED  OWNED AFTER
NAME OF SELLING STOCKHOLDER              PRIOR TO THE OFFER    OFFERED     AFTER THE OFFERING  THE OFFERING
-------------------------------------    ------------------  ------------  ------------------  ------------
N.M. New Media Entertainment Ltd.(2)            640,369        640,369               --             *
I.E.S. Electronics Industries Ltd.(3)           233,114        233,114               --             *
CRM Partners L.P.(4)                             44,402         44,402               --             *
CRM Retirement Partners L.P.(5)                  27,751         27,751               --             *
CRM Madison Partners L.P.(6)                     11,101         11,101               --             *
CRM Euryclaim Partners L.P.(7)                    2,775          2,775               --             *
CRM U.S. Value Fund Ltd.(8)                       3,469          3,469               --             *
Cramer Rosenthal McGlynn Inc.(9)                  3,469          3,469               --             *
Martina Neustadt(10)                             18,039         18,039               --             *
Joelit Bachrach(11)                              18,039         18,039               --             *
Cotex Enterprises Ltd.(12)                       35,383         35,383               --             *
----------------------

 *   Less than 1%
(1) Assumes that all of the Selling Stockholders will sell all Shares during the effective period.
(2)  Such stockholder's address is 10 Beit Shamai St., Tel Aviv, 67018, Israel.
(3)  Such stockholder's address is 32 Ben-Guryon St., Ramat-Gan, 52573, Israel.
(4)  Such stockholder's address is 520 Madison Avenue, New York, New York 10022.
(5)  Such stockholder's address is 520 Madison Avenue, New York, New York 10022.
(6)  Such stockholder's address is 520 Madison Avenue, New York, New York 10022.
(7)  Such stockholder's address is 520 Madison Avenue, New York, New York 10022.
(8)  Such stockholder's address is 520 Madison Avenue, New York, New York 10022.
(9)  Such stockholder's address is 520 Madison Avenue, New York, New York 10022.
(10) Such stockholder's address is Friedrich Str. 3, 80801 Munich, Germany.
(11) Such stockholder's address is Dresch St. 5, 80805 Munich, Germany.
(12) Such stockholder's address is c/o: Mr. David Schottenfels, Adv., 29b Keren Ha'yesod St. Jerusalem, Israel.

                              PLAN OF DISTRIBUTION

        All or a portion of the Shares offered hereby by the Selling Stockholders may be delivered and/or sold from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. After the effectiveness of the Registration Statement of which this Prospectus is a part, the Selling Stockholders may make short sales of the Company's Common Stock and may use the Shares to cover the resulting short positions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). There is no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them.

        Any Selling Stockholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act.

        Any broker-dealer participating in such transactions as agent may receive commissions from a Selling Stockholder (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with such Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for such Selling Stockholder, to purchase as principal any unsold Shares. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

        Each Selling Stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the time of bids for and purchases of shares of the Company's Common Stock by such Selling Stockholder.

        Each Selling Stockholder will pay all commissions and other expenses associated with the sale of the Shares by such Selling Stockholder. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by every such Selling Stockholder. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                  LEGAL MATTERS

        The legality of the securities offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

        The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================


        No dealer, salesperson or any other person has been authorized to give any information or make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the Prospectus.


                             ----------------------


                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Available Information                                                      2
Additional Information                                                     2
Information Incorporated by Reference                                      3
The Company                                                                3
Risk Factors                                                               4
Selling Stockholders                                                       7
Plan of Distribution                                                       8
Use of Proceeds                                                            9
Legal Matters                                                              9
Experts                                                                    9


                             ----------------------


================================================================================




================================================================================



                                1,037,911 SHARES



                            HARMONIC LIGHTWAVES, INC.



                                  COMMON STOCK


                                January 14, 1998


================================================================================